Exhibit 10.4

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

NETGEAR, INC.

AND

ARLO TECHNOLOGIES, INC.

Dated as of August 2, 2018

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of August 2, 2018, with effect as of the IPO Effective Time, is entered into by and between NETGEAR, Inc., a Delaware corporation (“Parent”), and Arlo Technologies, Inc., a Delaware corporation (“Arlo,” and together with Parent, the “Parties”).

RECITALS:

WHEREAS, Parent and Arlo have entered into a Master Separation Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Separation (as defined in the Master Separation Agreement) (such agreement, as amended, restated or modified from time to time, the “Master Separation Agreement”).

WHEREAS, in connection therewith, Parent and Arlo have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below.

1.1 “A/L Split Date” means July 2, 2018.

1.2 “Affiliate” has the meaning given to that term in the Master Separation Agreement.

1.3 “Agreement” has the meaning set forth in the preamble to this Agreement, and includes all the Schedules hereto.

1.4 “Ancillary Agreements” has the meaning given to that term in the Master Separation Agreement.

1.5 “Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

1.6 “Arlo” has the meaning set forth in the preamble to this Agreement.

1.7 “Arlo 401(k) Plan Trust” means a trust relating to the Arlo 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

1.8 “Arlo 401(k) Plan” means a 401(k) plan established by Arlo.

1.9 “Arlo Allocation Factor” means the percentage, rounded up to the nearest whole number, determined by the following calculation: (the product of “A” multiplied by “D”) divided by (the sum of (“A” multiplied by “D”) plus “N”), where “A” equals the Arlo Value, “D” equals the Distribution Ratio, and “N” equals the Parent Post-Spin Value.

1.10 “Arlo Assets” has the meaning given to that term in the Master Separation Agreement.

1.11 “Arlo Capital Stock” has the meaning given to that term in the Master Separation Agreement.

1.12 “Arlo Common Stock” has the meaning given to that term in the Master Separation Agreement.

1.13 “Arlo Employee” means any individual who is either actively employed by, or then on Approved Leave of Absence from, an Arlo Entity on or after the A/L Split Date.

1.14 “Arlo Entities” means the members of the Arlo Group (as defined in the Master Separation Agreement).

1.15 “Arlo ESPP” means the 2018 Arlo Technologies, Inc. Employee Stock Purchase Plan.

1.16 “Arlo Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any Arlo Entity for the benefit of employees and former employees of any Arlo Entity.

1.17 “Arlo Long-Term Incentive Plan” means the Arlo Technologies, Inc. 2018 Equity Incentive Plan.

1.18 “Arlo Ratio” means the quotient obtained by dividing the Parent Pre-Spin Value by the Arlo Value.

1.19 “Arlo Value” means the closing per-share price of Arlo Common Stock on the Stock Exchange on the last trading day preceding the Distribution Date, as reported by Bloomberg L.P.

1.20 “Auditing Party” has the meaning set forth in Section 5.5(a).

1.21 “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all

“employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans and Arlo Executive Benefit Plans and Parent Executive Benefit Plans. When immediately preceded by “Parent,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Parent or a Parent Entity or any Benefit Plan with respect to which Parent or a Parent Entity is a party. When immediately preceded by “Arlo,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by Arlo or any Arlo Entity or any Benefit Plan with respect to which Arlo or an Arlo Entity is a party.

1.22 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.23 “Cutoff Date” means August 3, 2018.

1.24 “Distribution” has the meaning given to that term in the Master Separation Agreement.

1.25 “Distribution Date” has the meaning given to that term in the Master Separation Agreement.

1.26 “Distribution Effective Time” means the effective time of the Distribution.

1.27 “Distribution Ratio” means the “distribution ratio” described in Section 4.4(b) of the Separation Agreement.

1.28 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.29 “Equity Awards” means Parent Options, Parent RSU Awards, Arlo Options and Arlo RSU Awards.

1.30 “Former Arlo Employee” means any individual who is an Arlo Employee as of the A/L Split Date or thereafter who ceases to be an employee of the Arlo Group following the A/L Split Date.

1.31 “Former Parent Employee” means (a) any individual (other than an Arlo Employee) who, as of the A/L Split Date is a former employee of any Parent Entity, or (b) any individual who is a Parent Employee as of the A/L Split Date or thereafter who ceases to be an employee of any Parent Entity following the A/L Split Date.

1.32 “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and

AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

1.33 “IPO” has the meaning given to that term in the Master Separation Agreement.

1.34 “IPO Effective Time” means the time of the consummation of the IPO.

1.35 “IPO Registration Statement” has the meaning given to that term in the Master Separation Agreement.

1.36 “Liabilities” has the meaning given to that term in the Master Separation Agreement.

1.37 “Master Separation Agreement” has the meaning set forth in the recitals to this Agreement.

1.38 “Medical Plan” when immediately preceded by “Parent,” means the Benefit Plan under which medical benefits are provided to Parent Employees established and maintained by Parent. When immediately preceded by “Arlo,” Medical Plan means the Benefit Plan under which medical benefits are provided to Arlo Employees to be established by Arlo pursuant to Article IV.

1.39 “Non-parties” has the meaning set forth in Section 5.5(b).

1.40 “Option” (a) when immediately preceded by “Parent” means an option (either nonqualified or incentive) to purchase shares of Parent Common Stock pursuant to the Parent Long-Term Incentive Plan and (b) when immediately preceded by “Arlo,” means an option (either nonqualified or incentive) to purchase shares of Arlo Common Stock pursuant to the Arlo Long-Term Incentive Plan.

1.41 “Parent” has the meaning set forth in the preamble to this Agreement.

1.42 “Parent 401(k) Plan” means the Netgear 401(k) Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.43 “Parent Allocation Factor” means the percentage, rounded down to the nearest whole number, determined by the following calculation: “N” divided by the sum of ((“A” multiplied by “D”) plus “N,”) where “A” equals the Arlo Value , “D” equals the Distribution Ratio, and “N” equals the Parent Post-Spin Value.

1.44 “Parent Assets” has the meaning given to that term in the Master Separation Agreement.

1.45 “Parent Common Stock” means shares of common stock, $0.001 par value per share, of Parent.

1.46 “Parent Employee” means any individual, other than an Arlo Employee, who is either actively employed by, or then on Approved Leave of Absence from, a Parent Entity on or after the A/L Split Date.

1.47 “Parent Entities” means the members of the Parent Group (as defined in the Master Separation Agreement).

1.48 “Parent Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, agreements, and arrangements established, sponsored, maintained, or agreed upon, by any Parent Entity for the benefit of employees and former employees of any Parent Entity.

1.49 “Parent Flexible Benefit Plan” has the meaning set forth in Section 3.3.

1.50 “Parent Incentive Plans” means any of the annual or short term incentive plans of Parent, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.51 “Parent Long-Term Incentive Plans” means any of the Netgear, Inc. 2003 Stock Plan, the Amended and Restated Netgear, Inc. 2006 Long-Term Incentive Plan and the Netgear, Inc. 2016 Equity Incentive Plan, as amended, each as in effect as of the time relevant to the applicable provisions of this Agreement.

1.52 “Parent Post-Spin Value” means the closing per-share price of Parent Common Stock in the “ex-distribution market” on the Stock Exchange on the last trading day preceding the Distribution Date as reported by Bloomberg L.P.

1.53 “Parent Pre-Spin Value” means the closing per-share price of Parent Common Stock trading “regular way with due bills” on the Stock Exchange on the last trading day preceding the Distribution Date, as reported by Bloomberg L.P.

1.54 “Parent Ratio” means the quotient obtained by dividing the Parent Pre-Spin Value by the Parent Post-Spin Value.

1.55 “Participating Company” means (a) Parent and (b) any other Person (other than an individual) that participates in a plan sponsored by any Parent Entity.

1.56 “Parties” has the meaning set forth in the preamble to this Agreement.

1.57 “Person” has the meaning given to that term in the Master Separation Agreement.

1.58 “RSU Award” (a) when immediately preceded by “Parent,” means an award of units issued under a Parent Benefit Plan representing a general unsecured promise by Parent to pay the value of shares of Parent Common Stock in cash or shares of Parent Common Stock and, (b) when immediately preceded by “Arlo,” means an award of units issued under an Arlo Benefit Plan representing a general unsecured promise by Arlo to pay the value of shares of Arlo Common Stock in cash or shares of Arlo Common Stock.

1.59 “Separation” has the meaning given to that term in the Master Separation Agreement.

1.60 “Stock Exchange” means the New York Stock Exchange.

1.61 “Subsidiary” has the meaning given to that term in the Master Separation Agreement.

1.62 “Tax Matters Agreement” means the Tax Matters Agreement dated as of August 2, 2018 by and between Parent and Arlo.

1.63 “U.S.” means the 50 United States of America and the District of Columbia.

ARTICLE II

GENERAL PRINCIPLES

2.1 Employment of Arlo Employees. All Arlo Employees who are employed by Arlo or another Arlo Entity as of the A/L Split Date shall continue to be employees of Arlo or another Arlo Entity, as the case may be, immediately after the A/L Split Date. The Parties will cooperate to cause each of the individuals set forth on Schedule A hereto to be employed by an Arlo Entity as soon as reasonably practicable following the A/L Split Date.

2.2 Assumption and Retention of Liabilities; Related Assets.

(a) As of the A/L Split Date, except as expressly provided in this Agreement, the Parent Entities shall assume or retain and Parent hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Parent Benefit Plans with respect to all Parent Employees, Former Parent Employees and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all Parent Employees and Former Parent Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any Parent Entity, and (iii) any other Liabilities expressly assigned to Parent under this Agreement. All assets held in trust to fund the Parent Benefit Plans and all insurance policies funding the Parent Benefit Plans shall be Parent Assets, except to the extent specifically provided otherwise in this Agreement.

(b) From and after the A/L Split Date, except as expressly provided in this Agreement, Arlo and the Arlo Entities shall assume or retain, as applicable, and Arlo hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Arlo Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all Arlo Employees and Former Arlo Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any Arlo Entity, and (iii) any other Liabilities expressly assigned to Arlo or any Arlo Entity under this Agreement. All assets held in trust to fund the Arlo Benefit Plans and all insurance policies funding the Arlo Benefit Plans shall be Arlo Assets, except to the extent specifically provided otherwise in this Agreement.

2.3 Arlo Participation in Parent Benefit Plans. Except as expressly provided in this Agreement, effective as of the Distribution Effective Time, Arlo and each other Arlo Entity shall cease to be a Participating Company in any Parent Benefit Plan, and Parent and Arlo shall take all necessary action to effectuate such cessation as a Participating Company.

2.4 Commercially Reasonable Efforts. Parent and Arlo shall use commercially reasonable efforts to (a) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of record keepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the Parent Benefit Plans and the Arlo Benefit Plans.

2.5 Regulatory Compliance. Parent and Arlo shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

2.6 Approval by Parent as Sole Stockholder. Prior to the IPO Effective Time, Parent shall cause Arlo to adopt the Arlo Long-Term Incentive Plan and Arlo ESPP.

ARTICLE III

BENEFIT PLANS

3.1 401(k) Plan Matters.

(a) From the A/L Split Date and continuing until such time as Parent ceases to own at least 80% of the combined voting power of the outstanding Arlo Capital Stock (such date or such earlier date agreed to in writing by Arlo and Parent, the “Plan Milestone Date”), Arlo adopts, and shall participate in as an Adopting Employer (as defined in the Parent 401(k) Plan), the Parent 401(k) Plan for the benefit of Arlo Employees and Former Arlo Employees, and Parent consents to such adoption and maintenance, in accordance with the terms of the Parent 401(k) Plan.

(b) Effective as of the Plan Milestone Date, Arlo shall establish the Arlo 401(k) Plan and the Arlo 401(k) Plan Trust. As soon as practicable following the establishment of the Arlo 401(k) Plan and the Arlo 401(k) Plan Trust, Parent shall cause the accounts of the Arlo Employees and Former Arlo Employees in the Parent 401(k) Plan to be transferred to the Arlo 401(k) Plan and the Arlo 401(k) Plan Trust in cash or such other assets as mutually agreed by Parent and Arlo, and Arlo shall cause the Arlo 401(k) Plan to assume and be solely responsible for all Liabilities under the Arlo 401(k) Plan to or relating to Arlo Employees and Former Arlo Employees whose accounts are transferred from the Parent 401(k) Plan. Parent and Arlo agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that Arlo acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the Arlo 401(k) Plan.

(c) Parent and Arlo shall assume sole responsibility for ensuring that their respective savings plans are maintained in compliance with applicable laws with respect to holding shares of their respective common stock and common stock of the other entity.

3.2 Health and Welfare Plan Matters.

(a) Parent will cause the Parent Health and Welfare Plans in effect on the A/L Split Date to provide coverage to Arlo Employees and Former Arlo Employees (and, in each case, their beneficiaries and dependents) from and after the A/L Split Date until the Plan Milestone Date on the same basis as immediately prior to the A/L Split Date and in accordance with the terms of Parent’s Health and Welfare Plans.

(b) Effective as of the Plan Milestone Date, Arlo shall adopt Health and Welfare Plans for the benefit of Arlo Employees and Former Arlo Employees, and Arlo shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Arlo Employees and Former Arlo Employees or their covered dependents under the Arlo Health and Welfare Plans on or after the Plan Milestone Date.

(c) Notwithstanding anything to the contrary in this Section 3.2, with respect to any Arlo Employee who becomes disabled under the terms of the Parent Health and Welfare Plans and becomes entitled to receive long-term or short-term disability benefits prior to the Plan Milestone Date, such Arlo Employee shall continue to receive long-term or short-term disability benefits under the Parent Health and Welfare Plans on and after the Plan Milestone Date in accordance with the terms of the Parent Health and Welfare Plans.

(d) Following the A/L Split Date, Parent shall retain:

(i) sponsorship of all Parent Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the A/L Split Date with respect to such plans; and

(ii) all Liabilities under the Parent Health and Welfare Plans, subject to the obligations of Arlo described in Section 3.4.

Parent shall not assume any Liability under any Arlo Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 3.2(b).

3.3 Flexible Benefit Plans. Parent will continue to maintain on behalf of Arlo Employees the health care reimbursement program, the transit and parking reimbursement program and the dependent care reimbursement program and any similar reimbursement account program (all of such accounts, “Parent Flexible Benefit Plan”) for claims incurred prior to the Plan Milestone Date on the same basis as immediately prior to the A/L Split Date and in accordance with the terms of the Parent Flexible Benefit Plan. Effective as of the Plan Milestone Date, Arlo shall establish a health care reimbursement program, transit and parking reimbursement program and the dependent care reimbursement program and any similar reimbursement account program for Arlo Employees.

3.4 Benefit Plan Continuation Period. From and after the A/L Split Date and through the applicable Plan Milestone Date, the administrator and/or insurer of the Parent 401(k) Plan, Parent Health and Welfare Plans, and Parent Flexible Benefit Plans will charge (a) Parent directly for any costs, premiums and liabilities related to the participation of any Parent Employees and Former Parent Employees in such Parent Benefit Plans and (b) Arlo directly for any costs, premiums and liabilities associated with the participation of any Arlo Employees or Former Arlo Employees in such Parent Benefit Plans. The parties agree to promptly pay any such amounts to such Parent Benefit Plan administrators and insurers following the receipt of a written invoice of such costs.

3.5 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Parent Employee, Former Parent Employee, Arlo Employee or Former Arlo Employee that results from an accident occurring, or from an occupational disease which becomes manifest, prior to the A/L Split Date shall be retained by Parent; provided, however, that Arlo promptly shall reimburse Parent for any such Liabilities relating to Arlo Employees or Former Arlo Employees borne by Parent on or after the A/L Split Date. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Parent Employee or Former Parent Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the A/L Split Date shall be retained by Parent. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an Arlo Employee or Former Arlo Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the A/L Split Date shall be retained by Arlo. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. Parent, Arlo and the other Arlo Entities shall cooperate with respect to any notification to appropriate governmental agencies and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

3.6 Employment Agreements. Any employment agreement between Parent, on the one hand, and an Arlo Employee or Former Arlo Employee, on the other hand, shall as of A/L Split Date be assigned by Parent to Arlo and assumed by Arlo; provided, however, that with respect to any employee set forth on Schedule A, his or her employment agreement shall be assigned by Parent to Arlo and assumed by Arlo effective as of the date on which he or she becomes employed by Arlo.

3.7 Severance. An Arlo Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Master Separation Agreement. Arlo shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Arlo Employee or Former Arlo Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Master Separation Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

3.8 Executive Benefit Plans. Except as provided in this Agreement, effective as of the A/L Split Date, Arlo shall assume and be solely responsible for all Liabilities to or relating to Arlo Employees and Former Arlo Employees under all Parent Executive Benefit Plans and Arlo Executive Benefit Plans.

ARTICLE IV

INCENTIVE COMPENSATION

4.1 No Change in Control. The Parties hereto agree that none of the transactions contemplated by the Master Separation Agreement or any of the Ancillary Agreements, including, without limitation, this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, the Parent Long-Term Incentive Plan or the Arlo Long-Term Incentive Plan.

4.2 Parent Incentive Plans.

(a) Arlo Bonus Awards. Arlo shall assume all Liabilities with respect to all bonus awards payable on or after the A/L Split Date to Arlo Employees.

(b) Parent Bonus Awards. Parent shall retain all Liabilities with respect to any bonus awards payable under the Parent Incentive Plans to Parent Employees for the year in which the IPO Effective Time occurs and thereafter.

4.3 Parent Long-Term Incentive Plans. Parent and Arlo shall use commercially reasonable efforts to take all actions necessary or appropriate so that each outstanding Option and RSU Award granted under any Parent Long-Term Incentive Plan held by any individual shall be adjusted as set forth in this Section 4.3. The adjustments set forth below shall be the sole adjustments made with respect to Parent Options and Parent RSU Awards in connection with the Distribution.

(a) Parent Options Other than Parent Options Held by Former Parent Employees and Other than Parent Options Granted on or following the Cutoff Date. As determined by the Compensation Committee of the Parent Board of Directors (the “Committee”) pursuant to its authority under the applicable Parent Long-Term Incentive Plan, each Parent Option outstanding as of immediately prior to the Distribution Effective Time, other than a Parent Option held by a Former Parent Employee and other than a Parent Option granted on or following the Cutoff Date, shall, immediately prior to the Distribution Effective Time, be converted into both an Arlo Option and a Parent Option and shall otherwise be subject to the same terms and conditions after the Distribution Effective Time as the terms and conditions applicable to such Parent Option immediately prior to the Distribution Effective Time; provided, however, that from and after the Distribution Effective Time:

(i) the number of shares of Parent Common Stock subject to such Parent Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of Parent Common Stock subject to such Parent Option immediately prior to the Distribution Effective Time by (B) the Parent Ratio by (C) the Parent Allocation Factor,

(ii) the number of shares of Arlo Common Stock subject to such Arlo Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of Parent Common Stock subject to the Parent Option immediately prior to the Distribution Effective Time by (B) the Arlo Ratio by (C) the Arlo Allocation Factor,

(iii) the per share exercise price of such Parent Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of such Parent Option immediately prior to the Distribution Effective Time by (B) the Parent Ratio, and

(iv) the per share exercise price of such Arlo Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per share exercise price of the Parent Option immediately prior to the Distribution Effective Time by (B) the Arlo Ratio.

(b) Parent Options Held by Former Parent Employees and Parent Options Granted on or Following the Cutoff Date.

(i) As determined by the Committee pursuant to its authority under the applicable Parent Long-Term Incentive Plan, each Parent Option outstanding as of immediately prior to the Distribution Effective Time (x) that is held by a Former Parent Employee or (y) that was granted on or following the Cutoff Date shall be subject to the same terms and conditions after the Distribution Effective Time as the terms and conditions applicable to such Parent Option immediately prior to the Distribution Effective Time; provided, however, that from and after the Distribution Effective Time:

A. the number of shares of Parent Common Stock subject to such Parent Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (I) the number of shares of Parent Common Stock subject to such Parent Option immediately prior to the Distribution Effective Time by (II) the Parent Ratio, and

B. the per share exercise price of such Parent Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (I) the per share exercise price of such Parent Option immediately prior to the Distribution Effective Time by (II) the Parent Ratio.

(c) Parent RSU Awards Other than Parent RSU Awards Granted on or Following the Cutoff Date. As determined by the Committee pursuant to its authority under the applicable Parent Long-Term Incentive Plan, each Parent RSU Award outstanding as of immediately prior to the Distribution Effective Time, other than any Parent RSU Award granted on or following the Cutoff Date, shall, immediately prior to the Distribution Effective Time, be converted into both an Arlo RSU Award and a Parent RSU Award and shall otherwise be subject to the same terms and conditions after the Distribution Effective Time as the terms and conditions applicable to such Parent RSU Award immediately prior to the Distribution Effective Time; provided, however, that from and after the Distribution Effective Time:

(i) the number of shares of Parent Common Stock subject to such Parent RSU Award shall be equal to the number of shares of Parent Common Stock subject to such Parent RSU Award immediately prior to the Distribution Effective Time, and

(ii) the number of shares of Arlo Common Stock subject to such Arlo RSU Award, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of Parent Common Stock subject to the Parent RSU Award immediately prior to the Distribution Effective Time by (B) the Distribution Ratio.

(d) Parent RSU Awards Granted on or Following the Cutoff Date. As determined by the Committee pursuant to its authority under the applicable Parent Long-Term Incentive Plan, each Parent RSU Award granted on or following the Cutoff Date that is outstanding as of immediately prior to the Distribution Effective Time shall be subject to the same terms and conditions after the Distribution Effective Time as the terms and conditions applicable to such Parent RSU Award immediately prior to the Distribution Effective Time; provided, however, that from and after the Distribution Effective Time, the number of shares of Parent Common Stock covered by such Parent RSU Award held by the participant, as applicable, rounded to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of Parent Common Stock covered by such Parent RSU Award immediately prior to the Distribution Effective Time by (B) the Parent Ratio.

(e) Foreign Grants/Awards. Notwithstanding anything to the contrary herein, Parent may determine in its sole discretion to treat Parent Options or Parent RSU Awards that are outstanding as of the Distribution Effective Time and that are held by non-U.S. employees in a manner inconsistent with the adjustments set forth in Sections 4.3(a) through (d). For the avoidance of doubt, Parent may determine to provide for different adjustments with respect to some or all Parent Options and Parent RSU Awards to the extent that Parent deems such adjustments necessary and appropriate. Any adjustments made by Parent shall be deemed to have been incorporated by reference herein as if fully set forth above and shall be binding on the Parties and their respective Subsidiaries and Affiliates.

(f) Miscellaneous Award Terms.

(i) After the Distribution Effective Time, Parent Options and Parent RSU Awards adjusted pursuant to this Section 4.3, regardless of by whom held, shall be settled by Parent pursuant to the terms of the applicable Parent Long-Term Incentive Plan, and Arlo Options and Arlo RSU Awards, regardless of by whom held, shall be settled by Arlo pursuant to the terms of the Arlo Long-Term Incentive Plan.

Accordingly, it is intended that, to the extent of the issuance of such Arlo Options and Arlo RSU Awards in connection with the adjustment provisions of this Section 4.3, the Arlo Long-Term Incentive Plan shall be considered a successor to each of the Parent Long-Term Incentive Plans and to have assumed the obligations of the applicable Parent Long-Term Incentive Plan to make the adjustment of the Parent Options and Parent RSU Awards as set forth in this Section 4.3. For the avoidance of doubt, solely for purposes of the Parent Long-Term Incentive Plans, Arlo shall be considered a successor to Parent.

(ii) Neither the A/L Split Date nor the IPO Effective Time nor the Distribution Effective Time shall constitute a termination of employment for any Arlo Employees for purposes of any Parent Option or Parent RSU Award and, except as otherwise provided in this Agreement, with respect to grants adjusted pursuant to this Section 4.3, employment with Arlo shall be treated as employment with Parent with respect to Parent Options and Parent RSU Awards held by Arlo Employees and employment with Parent shall be treated as employment with Arlo with respect to Arlo Options and Arlo RSU Awards held by Parent Employees.

(iii) On and following the Distribution Effective Time, with respect to any Arlo Options and Arlo RSU Awards adjusted pursuant to this Section 4.3 that are held by Parent Employees, any vesting terms relating to a “change in control”, “change of control” or similar definition in an agreement or plan applicable to any Parent Option or Parent RSU Award adjusted pursuant to this Section 4.3 shall be deemed to apply to the corresponding Arlo Options and Arlo RSU Awards held by such individual. On and following the Distribution Effective Time, with respect to any Parent Options and Parent RSU Awards adjusted pursuant to this Section 4.3 that are held by Arlo Employees, any vesting terms relating to a “change in control”, “change of control” or similar definition in an agreement or plan applicable to the Arlo Options or Arlo RSU Awards shall be deemed to apply to any Parent Options and Parent RSU Awards held by such individual.

(g) Waiting Period for Exercisability of Options and Settlement of Options and RSU Awards. The Parent Options and Arlo Options shall not be exercisable during a period beginning on a date prior to the Distribution Effective Time determined by Parent in its sole discretion, and continuing until the Parent Post-Spin Value and the Arlo Value are determined after the Distribution Effective Time, or such longer period as Parent, with respect to Parent Options, and Arlo, with respect to Arlo Options, determines necessary to implement the provisions of this Section 4.3. The Parent RSU Awards and Arlo RSU Awards shall not be settled during a period beginning on a date prior to the Distribution Effective Time determined by Parent in its sole discretion, and continuing until the Parent Post-Spin Value and the Arlo Value are determined immediately after the Distribution Effective Time, or such longer period as Parent, with respect to Parent RSU Awards, and Arlo, with respect to Arlo RSU Awards, determines necessary to implement the provisions of this Section 4.3.

(h) Registration and Other Requirements. As soon as possible following the time as of which the IPO Registration Statement is declared effective by the Securities and Exchange Commission but in any case before the Distribution Effective Time and before the date of issuance or grant of any Arlo Option or Arlo RSU Award and/or shares of Arlo Common Stock pursuant to this Article IV, Arlo agrees that it shall file a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act of 1933, as amended, the shares of Arlo Common Stock authorized for issuance under the Arlo Long-Term Incentive Plan as required pursuant to such Act and any applicable rules or regulations thereunder, with such registration to be effective prior to the Distribution Effective Time. Parent agrees that, following the Distribution Effective Time, it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act of 1933, as amended, the shares of Parent Common Stock authorized for issuance under the Parent Long-Term Incentive Plans as required pursuant to such Act and any applicable rules or regulations thereunder. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this 4.3(h), including compliance with securities laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

(i) Deductions; Withholding and Reporting. The allocation of tax deductions in respect of, and withholding and reporting obligations relating to, the Equity Awards shall be governed by Section 6.02 of the Tax Matters Agreement.

ARTICLE V

GENERAL AND ADMINISTRATIVE

5.1 Payroll Taxes and Reporting of Compensation. Parent and Arlo shall, and shall cause the other Parent Entities and the other Arlo Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the A/L Split Date. Parent and Arlo shall, and shall cause the other Parent Entities and the other Arlo Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the A/L Split Date, including compensation related to the exercise, vesting, settlement or disposition of, or other taxable event relating to, Equity Awards.

5.2 Sharing of Participant Information. Parent and Arlo shall share, and Parent shall cause each other Parent Entity to share, and Arlo shall cause each other Arlo Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Arlo Benefit Plans and the Parent Benefit Plans. Parent and Arlo and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the IPO Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in Parent Benefit Plans generally, and thereafter through the Plan Milestone Date, all participant information shall be provided in a manner and medium as may be mutually agreed to by Parent and Arlo.

5.3 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

5.4 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Parent or any other Parent Entity, at any time after the IPO Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Parent Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Parent Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Arlo or any other Arlo Entity, at any time after the IPO Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Arlo Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Arlo Benefit Plan.

5.5 Audit Rights With Respect to Information Provided.

(a) Each of Parent and Arlo, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 5.5. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Master Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty business days after receiving such draft.

(b) The Auditing Party’s audit rights under this Section 5.5 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

5.6 Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

5.7 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VI

MISCELLANEOUS

6.1 Effect If Effective Time Does Not Occur. If the Master Separation Agreement is terminated prior to the IPO Effective Time or Distribution Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the IPO Effective Time or Distribution Effective Time, as applicable, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed by Parent and Arlo.

6.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

6.3 Affiliates. Each of Parent and Arlo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another Parent Entity or an Arlo Entity, respectively.

6.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

(a)	if to Parent:

NETGEAR, Inc.

350 East Plumeria Drive

San Jose, California 95134

Attention: General Counsel

E-mail: legal@netgear.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David C. Karp, Esq.

                 Ronald C. Chen, Esq.

Fax: 212-403-2000

(b)	if to Arlo:

Arlo Technologies, Inc.

2200 Faraday Ave., Suite 150

Carlsbad, CA 92008

Attention: General Counsel

E-mail: legal@arlo.com

with a copy (prior to the Distribution Effective Time) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David C. Karp

                 Ronald C. Chen, Esq.

Fax: 212-403-2000

6.5 Incorporation of Master Separation Agreement Provisions. The following provisions of the Master Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 6.5 to an “Article” or “Section” shall mean Articles or Sections of the Master Separation Agreement, and references in the material incorporated herein by reference shall be references to the Master Separation Agreement): Article V (relating to Mutual Releases; Indemnification); Article VII (relating to Exchange of Information; Confidentiality); Article VIII (relating to Dispute Resolution); Section 9.1 (relating to Further Assurances); Article X (Termination); and Article XI (relating to Miscellaneous).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

NETGEAR, INC.

By:	/s/ Patrick C.S. Lo
Name: Patrick C.S. Lo
Title: Chairman and Chief Executive Officer

ARLO TECHNOLOGIES, INC.

By:	/s/ Brian Busse
Name: Brian Busse
Title: General Counsel

[Signature Page to Employee Matters Agreement]